Exhibit 5.2

[Letterhead of Carlton Fields, P.A.]

April 17, 2013

CC Holdings GS V LLC Crown Castle GS III Corp. 1220 Augusta Drive Suite 500 Houston, Texas 77057

Re:	CC Holdings GS V LLC and Crown Castle GS III Corp.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Pinnacle Towers V Inc. (the “Florida Guarantor”), a Florida corporation, in connection with the filing by CC Holdings GS V LLC, a Delaware limited liability company and indirect parent of the Florida Guarantor (“CCL”), and Crown Castle GS III Corp., a Delaware corporation (the “Co-Issuer,” and together with CCL, the “Issuers”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Issuers’ proposed issuance and offer to exchange up to $500,000,000 aggregate principal amount of new 2.381% Senior Secured Notes due 2017 (the “2017 Exchange Notes”) for a like aggregate principal amount of outstanding 2.381% Senior Secured Notes due 2017, which have certain transfer restrictions, and up to $1,000,000,000 aggregate principal amount of new 3.849% Senior Secured Notes due 2023 (the “2023 Exchange Notes”) for a like aggregate principal amount of outstanding 3.849% Senior Secured Notes due 2023, which have certain transfer restrictions, (the 2017 Exchange Notes and the 2023 Exchange Notes are collectively referred to herein as the “Exchange Notes”), and the guarantees of the Exchange Notes by the Florida Guarantor and certain of the Issuers’ other direct and indirect subsidiaries. When used herein, the capitalized term “Guaranty” refers only to the guaranty of the Exchange Notes by the Florida Guarantor pursuant to the indenture dated as of December 24, 2012 (the “Indenture”), among the Issuers, the guarantors party thereto, including the Florida Guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), promulgated under the Securities Act, in connection with the Registration Statement.

In rendering this opinion, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records,

CC Holdings GS V LLC

Crown Castle GS III Corp.

April 17, 2013

instruments, certificates or comparable documents of public officials and of officers and representatives of the Florida Guarantor, and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed, including without limitation, the following: (a) certified copy of the Articles of Incorporation of the Florida Guarantor, as amended, (b) the Bylaws of the Florida Guarantor, (c) resolutions adopted by the sole shareholder and Board of Directors of the Florida Guarantor on December 10, 2012, (d) a certificate of active status issued by the Secretary of State of Florida on April 2, 2013 with respect to the Florida Guarantor, and (e) the Indenture, including the Guaranty, executed by the Florida Guarantor.

The opinions set forth below are subject to the following assumptions and qualifications, which are in addition to any other qualifications contained in this letter:

A. We have assumed without independent verification the genuineness of all signatures on all documents, the legal capacity of all natural persons executing such documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all copies submitted to us as certified, conformed, or photostatic (including telecopies and electronic files).

B. We have assumed without independent verification that all agreements and instruments executed by parties other than the Florida Guarantor are the valid, binding and enforceable obligations of such parties and that the individuals signing on behalf of such parties have been duly authorized to execute and deliver such agreements and instruments.

C. We have assumed without independent verification that, with respect to any meetings of the sole shareholder and the Board of Directors of the Florida Guarantor or any committees thereof that we have examined, due notice of the meetings was given or waived, the minutes accurately and completely reflect all actions taken at the meeting and a quorum was present and acting throughout the meetings.

D. We have assumed without independent verification the accuracy, completeness, and authenticity of all corporate records made available to us by the Florida Guarantor and statements and representations of fact on which we are relying.

E. The opinions provided herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they have been interpreted and we can give no assurance that our opinions would not be different after any change in the foregoing occurring after the date hereof.

F. We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Florida. In particular, we do not purport to pass on any matter governed by the laws of New York or Delaware.

CC Holdings GS V LLC

Crown Castle GS III Corp.

April 17, 2013

In connection with the opinions expressed below, we have assumed (a) the due authorization, execution and delivery of the Indenture by all parties thereto other than the Florida Guarantor, and (b) the due authorization, execution, issuance and delivery of the Exchange Notes in accordance with the terms of the Indenture. We also have assumed that there will be no material changes in the documents we have examined and the matters investigated referred herein above.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1. The Florida Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Florida.

2. The execution and delivery by the Florida Guarantor of the Indenture (and the Guarantees set forth therein), and the performance by the Florida Guarantor of its obligations pursuant to the Indenture (and the Guarantees set forth therein), are within the Florida Guarantor’s corporate power and authority and have been duly authorized by all necessary corporate action on its part.

3. The Indenture, including the Guaranty set forth therein, has been duly authorized and executed by the Florida Guarantor.

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely upon this letter. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

CARLTON FIELDS, P.A.

By:	/s/ Carlos A. Mas
Carlos A. Mas